Exhibit 99.2

May 4, 2012

Jeffrey R. Tarr

President and Chief Executive Officer

DigitalGlobe, Inc.

1601 Dry Creek Drive, Ste. 260

Longmont, CO 80503

Dear Jeff:

During the past few months, we have discussed with you a combination of GeoEye and DigitalGlobe. We both appreciate that a combination of our two companies results in greater capability to meet national security needs, is more cost effective to the government during this fiscally constrained period, and provides improved value to decision-makers and warfighters.

The considerable scale of the combined entity creates a strong domestic player in satellite imagery which could compete more effectively with foreign providers. The combination also allows for operating expense synergies and reduced capital requirements while better satisfying customer needs. Your letter from March 2, 2012 conveys this same sentiment:

“…we do agree that a well-managed combined company would enjoy material scale and scope benefits in addition to significant cost savings and would be well positioned to meet the needs of the US Government and other customers.”

We both acknowledge that there have been rumors and speculation regarding cuts. Given this uncertain political and fiscal climate, we believe it is in our mutual interest to provide our customers with creative solutions to problems rather than passively speculate on one or another outcome.

To that end, we propose that GeoEye acquire DigitalGlobe in a friendly transaction whereby DigitalGlobe shareholders would receive $17.00 per share in total consideration. Such consideration will be payable as $8.50 per share in cash and $8.50 in GeoEye stock (DigitalGlobe shareholders would receive 0.3537 shares of GeoEye stock for each share of DigitalGlobe owned). This price represents a 26% premium to DigitalGlobe’s closing share price on May 3, 2012. In addition, our Board of Directors would consider restructuring our proposal to increase the cash consideration up to 100% of the purchase price or, in the alternative, reducing the cash consideration and increasing the stock portion of our offer.

Given our financial strength and longstanding supportive banking relationships, we are highly confident that financing will not represent an impediment to the consummation of the proposed transaction. To provide further certainty to the DigitalGlobe Board of Directors, we have been advised that affiliates of Cerberus Capital Management, L.P., our largest shareholders, are prepared to contribute substantial capital in support of our proposed transaction.

We believe that your shareholders and your Board will agree that this is a compelling proposal.

Our Board has authorized this proposal. We are prepared to move quickly to execute a mutually acceptable definitive agreement. Our offer is subject to satisfactory due diligence, the receipt of U.S. Government approvals, and final Board and shareholder approvals.

We have already undertaken extensive due diligence on DigitalGlobe’s public filings and are now prepared to undertake a mutual detailed due diligence review at your earliest convenience. We believe that with your cooperation, we can complete this detailed due diligence and execute a definitive agreement promptly.

Finally, it is our view that a combination of our companies would have no significant contingencies and that this transaction will be promptly consummated. Our counsel, with the assistance of a highly regarded economist, has undertaken a preliminary review of antitrust and international competition issues attendant to the proposed combination, and believe that, with U.S. Government customer support, the transaction will not involve undue delay. We understand from your communications to us that you and your advisors agree.

We have engaged Goldman, Sachs & Company, Convergence Advisors LLC and Latham & Watkins LLP to advise us in this transaction.

We look forward to a response to this letter and sincerely hope that we may move forward to a negotiated transaction.

Sincerely,

Matthew M. O’Connell

CC: DigitalGlobe Board of Directors